                                                                       EXHIBIT 2



SILICON VALLEY BANK




                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT



                                 by and between



                               SILICON VALLEY BANK


                                    as Lender


                                       and

                       SAFEGUARD HEALTH ENTERPRISES, INC.


                                   as Borrower




                               Dated: May 28, 1999

                                TABLE OF CONTENTS

                                                                                          Page
1.      DEFINITIONS AND CONSTRUCTION.......................................................-1-
               1.1    Definitions..........................................................-1-
               1.2    Accounting and Other Terms...........................................-9-

2.      LOAN AND TERMS OF PAYMENT..........................................................-9-
               2.1    Credit Extensions....................................................-9-
               2.2    Interest Rates, Payments and Calculations............................-9-
               2.3    Principal Payments..................................................-11-
               2.4    Crediting Payments..................................................-12-
               2.5    Fees................................................................-12-
               2.6    Additional Costs....................................................-12-
               2.7    Term................................................................-13-
               2.8    Take-Out............................................................-13-

3.      CONDITIONS OF LOANS...............................................................-14-
               3.1    Conditions Precedent to Effectiveness of Agreement..................-14-

4.      CREATION OF SECURITY INTEREST.....................................................-15-
               4.1    Grant of Security Interest..........................................-15-
               4.2    Delivery of Additional Documentation Required.......................-15-
               4.3    Right to Inspect....................................................-15-

5.      REPRESENTATIONS AND WARRANTIES....................................................-15-
               5.1    Due Organization and Qualification..................................-15-
               5.2    Due Authorization; No Conflict......................................-15-
               5.3    No Prior Encumbrances...............................................-15-
               5.4    [Reserved]..........................................................-16-
               5.5    Merchantable Inventory..............................................-16-
               5.6    [Reserved]..........................................................-16-
               5.7    Name; Location of Chief Executive Office............................-16-
               5.8    Litigation..........................................................-16-
               5.9    No Material Adverse Change in Financial Statements..................-16-
               5.10   Solvency............................................................-16-
               5.11   Regulatory Compliance...............................................-16-
               5.12   Environmental Condition.............................................-17-
               5.13   Taxes...............................................................-17-
               5.14   Subsidiaries........................................................-17-
               5.15   Government Consents.................................................-17-
               5.16   Full Disclosure.....................................................-17-

6.      AFFIRMATIVE COVENANTS.............................................................-17-
               6.1    Good Standing.......................................................-17-

               6.2    Government Compliance...............................................-18-
               6.3    Financial Statements, Reports and Certificates......................-18-
               6.4    Inventory; Returns..................................................-19-
               6.5    Taxes...............................................................-19-
               6.6    Insurance...........................................................-19-
               6.7    [Reserved]..........................................................-19-
               6.8    Current Ratio.......................................................-20-
               6.9    Debt-Net Worth Ratio................................................-20-
               6.10   Stated Net Worth....................................................-20-
               6.11   EBITA/Interest Expense Ratio........................................-20-
               6.12   Treatment of Deferred Current Interest and
                      Attorneys' Fees and Sale of PCD Notes and/or Other Notes............-20-
               6.13   Further Assurances..................................................-20-

7.      NEGATIVE COVENANTS................................................................-22-
               7.1    Dispositions........................................................-22-
               7.2    Changes in Business, Ownership, Management or
                      Business Locations..................................................-22-
               7.3    Mergers or Acquisitions.............................................-22-
               7.4    Indebtedness........................................................-23-
               7.5    Encumbrances........................................................-23-
               7.6    Distributions.......................................................-23-
               7.7    Investments; Loans; Guarantees......................................-23-
               7.8    Transactions with Affiliates........................................-23-
               7.9    [Reserved]..........................................................-23-
               7.10   Subordinated Debt...................................................-23-
               7.11   Inventory...........................................................-23-
               7.12   Compliance..........................................................-23-

8.      EVENTS OF DEFAULT.................................................................-24-
               8.1    Payment Default.....................................................-24-
               8.2    Covenant Default....................................................-24-
               8.3    Material Adverse Change.............................................-24-
               8.4    Attachment..........................................................-24-
               8.5    Insolvency..........................................................-25-
               8.6    Other Agreements....................................................-25-
               8.7    Subordinated Debt...................................................-25-
               8.8    Judgments...........................................................-25-
               8.9    Misrepresentations..................................................-25-
               8.10   Guaranty............................................................-25-

9.      BANK'S RIGHTS AND REMEDIES........................................................-26-
               9.1    Rights and Remedies.................................................-26-
               9.2    Power of Attorney...................................................-27-
               9.3    Accounts Collection.................................................-27-
               9.4    Bank Expenses.......................................................-27-

               9.5    Bank's Liability for Collateral.....................................-28-
               9.6    Remedies Cumulative.................................................-28-
               9.7    Demand; Protest.....................................................-28-

10.     NOTICES...........................................................................-28-

11.     CHOICE OF LAW AND VENUE; JURY WAIVER..............................................-29-

12.     GENERAL PROVISIONS................................................................-29-
               12.1   Successors and Assigns..............................................-29-
               12.2   Indemnification.....................................................-29-
               12.3   Time of Essence.....................................................-30-
               12.4   Severability of Provisions..........................................-30-
               12.5   Amendments in Writing; Integration..................................-30-
               12.6   Counterparts........................................................-30-
               12.7   Survival............................................................-30-
               12.8   Waiver of Existing Defaults.........................................-30-



                                      -iii

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


        This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT ("Agreement") is entered into as of May 28, 1999 by and between SILICON VALLEY BANK ("Bank") and SAFEGUARD HEALTH ENTERPRISES, INC., a Delaware corporation ("Borrower").

                                    RECITALS

        Borrower and Bank are party to that certain Loan and Security Agreement dated as of January 29, 1998, as amended by those certain Amendments to Loan and Security Agreement and Consent Agreements dated as of March 23, 1998, June 22, 1998 and November 19, 1998, respectively (as amended, "Original Agreement"), pursuant to which Bank has advanced credit from time to time to Borrower upon the terms and conditions contained therein.

        The Original Agreement matured by its terms and certain "Events of Default" (as defined therein) have occurred and are continuing thereunder. Borrower has requested Bank to extend the maturity of the Original Agreement and to waive any and all "Events of Default."

        Bank is willing to extend such maturity and waive any and all "Events of Default" upon the terms and conditions set forth below.

                                    AGREEMENT

        The parties agree as follows:

1.      DEFINITIONS AND CONSTRUCTION

        1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

        "Accounts" means all presently existing and hereafter arising accounts, contract rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

        "Advance" or "Advances" means a loan previously advanced to Borrower under the Original Agreement.

        "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, such Persons, managers and members.

        "Anaheim Property" means that certain real property commonly known as 505 North Euclid Street, Anaheim, California, and more particularly described in Exhibit "A" hereto.

        "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal or review, or those incurred in any Insolvency Proceeding), whether or not suit is brought.

        "Borrower PCD Notes Proceeds" means the proceeds received by Borrower from the sale of the PCD Notes payable to the Borrower.

        "Borrower's Books" means all of Borrower's books and records, including, without limitation: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs or tape files and the equipment containing such information.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which banks in the State of California are authorized or required to close.

        "Closing Date" means the date of this Agreement.

        "Closing Expenses" has the meaning set forth in Section 2.5.

        "Code" means the California Uniform Commercial Code.

        "Collateral" means the Anaheim Property described on Exhibit "A" attached hereto and the personal property described on Exhibit "B" attached hereto.

        "Collateral Agent" means the person identified as such in the Intercreditor Agreement.

        "Consolidated EBITA" means for any period, the amount of which is to be determined, Consolidated Net Income for such period plus (but only to the extent such amounts were deducted in the computation of Consolidated Net Income) (a) Consolidated Interest Expense; (b) income tax expense (including deferred income tax expense); and (c) amortization expense of the Consolidated Group for such period, determined on a consolidated basis in accordance with GAAP, consistently applied.

        "Consolidated Group" means Borrower and each of its Subsidiaries and if the context so requires, Borrower and its Subsidiaries, taken as a whole.

        "Consolidated Interest Expense" means for any period, the amount of which is to be determined, the aggregate interest charges of the Consolidated Group (including, without limitation, that portion of any obligation under capitalized leases allocable to interest expense) on any Obligations for such period (without regard to any limitation on the payment thereof) as determined in accordance with GAAP, consistently applied.

        "Consolidated Net Income" means for any period, the amount of which is to be determined, the net income of the Consolidated Group determined on a consolidated basis in accordance with GAAP, consistently applied.

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

        "Credit Extension" means each Advance, any other extension of credit by Bank for the benefit of Borrower hereunder, the Deferred Interest and the Deferred Current Interest.

        "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

        "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one (1) year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination, but excluding Subordinated Debt.

        "Deed of Trust" means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Subordination of even date herewith made by Borrower, as trustor, in favor of Collateral Agent, as beneficiary, encumbering the Anaheim Property.

        "Deferred Interest" has the meaning set forth in Section 2.2(a)(ii).

        "Deferred Current Interest" has the meaning set forth in 2.2(d)(ii).

        "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

        "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

        "Guards" means Guards Dental, Inc.

        "Guards PCD Notes Proceeds" means the proceeds received by Guards from the sale of the PCD Notes payable to Guards.

        "Hancock" means collectively John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company, Investors Partner Insurance Co., formerly known as John Hancock Life Insurance Company Of America, and Mellon Bank, N.A., solely in its capacity as Trustee for the Bell Atlantic Master Trust, formerly known as NYNEX Master Trust, (as directed by John Hancock Mutual Life Insurance Company), and not in its individual capacity.

        "Hancock Amendment" means that certain First Waiver and Amendment Agreement to Note Purchase Agreement of even date herewith among Borrower and Hancock.

        "Hancock Debt" means Borrower's principal indebtedness pursuant to those certain $32,500,000 7.91% Senior Notes Due September 30, 2005, issued pursuant to that certain Note Purchase Agreement, dated as of September 30, 1997, as amended.

        "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) all capital lease obligations; and (d) all Contingent Obligations.

        "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, receiverships, liquidations, formal or informal moratoria, compositions, extension generally with its creditors or proceedings seeking reorganization, arrangement or other relief.

        "Intercreditor Agreement" means that certain Collateral Agency and Intercreditor Agreement of even date executed by Borrower, Hancock and the Bank describing their relative rights as they relate to collateral specified therein.

        "Interest Rate" shall have the meaning set forth in Section 2.2 hereof.

        "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above.

        "Investment" means any beneficial ownership (including stock, partnership interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

        "Investor Group" means the financial group as disclosed in writing by Borrower to the Lender, or such other financial group that consummates an Investor Group Transaction.

         "Investor Group Transaction" means the transaction evidenced by a definitive document among Borrower and the Investor Group for the acquisition of debt and equity of the Borrower, the consummation of which acquisition would result in sufficient proceeds to the Borrower to permit the Borrower to repay, at par (and requiring the Borrower to so repay) the outstanding principal balance of the Hancock Debt, together with all accrued and unpaid interest thereon, together with payment to the Bank of the outstanding principal amount of Credit Extensions hereunder, together with all accrued and unpaid interest thereon.

        "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

        "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance, including the Deed of Trust.

        "Loan Documents" means, collectively, this Agreement, the Deed of Trust, the Security Agreement, the Negative Pledge, any note or notes executed by Borrower and any other present or future agreement entered into between Borrower and/or for the benefit of Bank in connection with the Original Agreement or this Agreement, all as amended, extended or restated from time to time.

        "Material Adverse Effect" means a material adverse effect on (a) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

        "Maturity Date" means January 29, 2000.

        "Minimum Release Price" means with respect to sale of the PCD Notes or the Other Notes, net proceeds from a sale equal to either: (x) $5 million in the aggregate with respect to a sale of the PCD Notes and the Other Notes; or (y) with respect to a sale of one or more of the notes (each a "Sale Note") which comprise either the PCD Notes or the Other Notes 34.6% of the book value of the Sale Note.

        "Negative Pledge" means the Negative Pledge Agreement of even date herewith made by Borrower in favor of Bank with respect to the Other Notes and PCD Notes payable to Guards.

        "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title and chattel paper.

        "Net Insurance Company Merger Proceeds" means the net cash proceeds available to be transferred to Borrower from SafeHealth Life Insurance Company, a California corporation ("SafeHealth"), after the merger of SafeHealth Life Insurance Company, Inc., a Texas corporation, into SafeHealth.

        "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

        "Other Notes" means those certain promissory notes identified in
Schedule I annexed hereto in the original aggregate principal amount of $6,125,000.

        "Other Notes Proceeds" means the net cash proceeds received from the sale of the Other Notes less the sum of: (x) such amount that, for regulatory purposes, must be retained by (or for the benefit of) SafeGuard Health Plans, Inc., a California corporation, in light of its admitted assets; and (y) $2.0 million (less that portion of the $2.0 million funded from the PCD Notes Proceeds) which shall be used only for the general corporate purposes of the Borrower or any Subsidiary. Other Notes Proceeds shall not include payments of principal or interest on the Other Notes paid on account of the Other Notes.

        "PCD Notes" means those certain promissory notes identified in Schedule II annexed hereto in the original aggregate principal amount of $27,271,000.

        "PCD Notes Proceeds" means the net cash proceeds received from the sale of the PCD Notes; provided, however, in the case of the Guards PCD Notes Proceeds, the PCD Notes Proceeds shall be reduced by the sum of: (x) such amount that, for regulatory purposes, must be retained by (or for the benefit of) SafeGuard Health Plans, Inc., a California corporation, in light of its admitted assets; and (y) $2.0 million (less that portion of the $2.0 million funded from the Other Notes Proceeds), which shall be used only for the general corporate purposes of the Borrower or any Subsidiary. PCD Notes Proceeds shall not include payments of principal or interest on the PCD Notes paid on account of the PCD Notes.

        "Payment Date" means the first calendar day of each month commencing on the first such date after the Closing Date and ending on the Maturity Date.

        "Permitted Indebtedness" means:

               (1) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                (2) Indebtedness existing on the Closing Date and disclosed in the Schedule;

                (3) Subordinated Debt;

                (4) Indebtedness to trade creditors incurred in the ordinary course of business;

                (5) the Hancock Debt; and

                (6) Indebtedness secured by Permitted Liens.

        "Permitted Investment" means:

                (a) Investments existing on the Closing Date disclosed in the Schedule;

                (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank; and

                (c) those Investments set forth on Exhibit D attached hereto.

        "Permitted Liens" means the following:

                (a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents, including the Deed of Trust;

                (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and as to which adequate reserves are maintained on Borrower's Books in accordance with GAAP, provided the same have no priority over any of Bank's security interests;

                (c) Liens (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and

                (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

        "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

        "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

        "Responsible Officer" means each of the Chief Executive Officer, the President and the Chief Financial Officer.

        "SafeHealth" means SafeHealth Life Insurance Company, a California corporation.

        "Schedule" means the schedule of exceptions attached hereto as Exhibit F, if any.

        "SEC Reports" shall have the meaning set forth in Section 6.3.1 hereof.

        "Security Agreement" means that certain Pledge Agreement of even date herewith made by Borrower in favor of Collateral Agent.

        "Stated Net Worth" means as of any applicable date, the stated net worth of Borrower determined in accordance with GAAP, consistently applied.

        "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

        "Subsidiary" means with respect to any Person, corporation, partnership, company, association, joint venture or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests are owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

        "Total Liabilities" means as of any applicable date, any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

        1.2 Accounting and Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations and determinations made hereunder shall be made in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. The terms "including"/ "includes" shall always be read as meaning "including (or includes) without limitation," when used herein or in any other Loan Document.

2.      LOAN AND TERMS OF PAYMENT

        2.1 Credit Extensions. Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of all Credit Extensions at rates in accordance with the terms hereof.

               2.1.1 Outstanding Advances. As of the Closing Date, the outstanding principal amount of all Credit Extensions made by Bank to Borrower hereunder totaled in the aggregate $7,994,824.68 prior to application of the payment specified in Section 2.3(a) hereof, and exclusive of any amounts due to Bank pursuant to Section 2.5(b).

        2.2 Interest Rates, Payments and Calculations.

                (a) Payment of Accrued and Outstanding Interest as of Closing Date.

                      (i) Concurrently with the execution of this Agreement, Borrower shall pay to Bank all accrued and unpaid interest owing on Advances outstanding through the Closing Date at a per annum rate equal to one and one-half percent (1.5%) above the Prime Rate which amounts total $170,576.27.

                      (ii) Borrower shall pay to Bank on the earlier to occur of: (x) such date as the outstanding principal amount of Credit Extensions is paid in accordance with Section 2.8 or (y) the Maturity Date, a sum equal to accrued and unpaid interest owing on Advances outstanding from January 28, 1999 through the Closing Date at a per annum rate equal to five percent (5%) ("Deferred Interest") which amounts total $133,247.17. No interest shall accrue on the Deferred Interest.

                (b) Interest Rate. Except as set forth in Section 2.2(c) and subject to subparagraphs (x) and (y) below, Advances shall bear interest from and after the Closing Date, on the average daily balance thereof, at a per annum rate equal to four percent (4%) above the Prime Rate; provided, however,

                      (x) except as provided in subparagraph (b)(y) hereof, from and after such date as Borrower has executed, and provided a copy thereof to the Bank, a definitive document evidencing the Investor Group Transaction, interest will accrue on outstanding Advances at a per annum rate equal to three percent (3%) above the Prime Rate; and

                      (y) from and after such date thereafter as Borrower has obtained shareholder approval of the Investor Group Transaction, interest shall accrue on outstanding Advances at a per annum rate equal to one and one-half percent (1.5%) above the Prime Rate.

                (c) Default Rate. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a per annum rate equal to six and one-half percent (6.5%) above the Prime Rate.

                (d) Payments of Current Interest.

                      (i) So long as no Event of Default has occurred under any of the Loan Documents, interest hereunder shall be due and payable from and after the Closing Date and through the Maturity Date on each Payment Date at a per annum pay rate equal to one and one-half percent (1.5%) above the Prime Rate, notwithstanding the higher rates provided in subsections (b) and (c) above, to the extent applicable. Except as provided in Section 2.2(a)(ii) and Section 2.2(d)(ii), any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                      (ii) On the earlier to occur of (x) such date as the outstanding principal amount of the Credit Extensions is paid in accordance with Section 2.8, and (y) the Maturity Date, Borrower shall pay to Lender interest in an amount equal to the difference, if any, between the amount paid under
                             Section 2.2(d)(i) and the Interest Rate applicable under Section 2.2(b) hereof ("Deferred Current Interest"). No interest shall accrue on the Deferred Current Interest.

                (e) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest with respect to outstanding Advances shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

        2.3 Principal Payments. Subject to the acceleration provisions hereof, the aggregate unpaid principal sum of the Credit Extensions hereunder shall be due and payable on the Maturity Date.

                (a) Payment of Net Insurance Company Merger Proceeds. Concurrently with the execution of this Agreement, Borrower shall pay, or cause to be paid, to Bank $450,000 from the Net Insurance Company Merger Proceeds, which shall be applied to reduce the outstanding principal amount of Credit Extensions hereunder.

                (b) Payment Upon Sale of Anaheim Property. Subject to subparagraph (f) of this Section 2.3, upon the sale of the Anaheim Property, Borrower shall pay, or caused to be paid, to Bank fifty percent (50%) of the net cash proceeds from the sale of the Anaheim Property in excess of $2.5 million (the "SafeHealth Priority Payment"), which shall be applied to reduce the outstanding principal amount of Credit Extensions hereunder, and will cause the non-cash proceeds (in excess of the first $2.5 million of proceeds) from such sale to be delivered to the Collateral Agent. All payments of principal and interest paid on the non-cash proceeds delivered to the Collateral Agent will be applied fifty percent (50%) to Bank and fifty percent (50%) to Hancock to reduce the outstanding principal Credit Extensions hereunder and the Hancock Debt, respectively.

               (c) Payment Upon Sale of PCD Notes. Subject to subparagraph (f) of this Section 2.3, upon the transfer, distribution, loan or dividend to Borrower of all or part of the PCD Notes Proceeds, Borrower shall pay to Bank fifty percent (50%) of the PCD Notes Proceeds, which shall be applied to reduce the outstanding principal amount of Credit Extensions hereunder.

               (d) Payment Upon Sale of Other Notes. Subject to subparagraph (f) of this Section 2.3, upon the transfer, distribution, loan or dividend to Borrower of all or part of the Other Notes Proceeds, Borrower shall pay to Bank fifty percent (50%) of the Other Notes Proceeds, which shall be applied to reduce the outstanding principal amount of Credit Extensions hereunder.

               (e) Payment Upon Receipt of Federal Tax Refund. Subject to subparagraph (f) of this Section 2.3, upon receipt by Borrower of its 1998 Federal tax refund, if any, Borrower shall pay to Bank fifty percent (50%) of such amount, which shall be applied to reduce the outstanding principal amount of Credit Extensions hereunder.

               (f) Priority Payment. Notwithstanding anything to the contrary in subparagraphs (b), (c), (d) and (e) of this Section 2.3: (x) Borrower shall pay to Bank the first $500,000 of the cash proceeds available from the sale of the Anaheim Property (after satisfying the Safe Health Priority Payment), the 1998 Federal tax refund, the PCD Notes Proceeds or the Other Notes Proceeds (the "SVB $500,000 Priority Payment"), which shall be applied to reduce the outstanding principal amount of Credit Extensions hereunder.

        2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check or other item of payment, whether directed to Borrower's deposit account with Bank or to the Obligations or otherwise, shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment in respect of the Obligations unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

        2.5 Fees. Borrower shall pay to Bank the following:

               (1) Financial Examination and Appraisal Fees. Bank's customary fees and reasonable out-of-pocket expenses for Bank's audits and appraisals of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents; and

               (2) Bank Expenses. Concurrently with the execution hereof, Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses, in the amount estimated to be $144,299.73 ("Closing Expenses"). The Closing Expenses include an estimate of attorneys' fees incurred. Promptly after the execution hereof, Lender shall provide Borrower with a reconciliation of the estimated Closing Expenses paid and the actual Closing Expenses. Lender shall refund to Borrower the amount, if any, that the estimated Closing Expenses paid exceeded the actual Closing Expenses. Borrower shall pay to Lender the amount, if any, that the estimated Closing Expenses paid was less than the actual Closing Expenses. After the Closing Date, all reasonable Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

        2.6 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

               (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

               (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

        2.7 Term. Except as otherwise set forth herein, this Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Maturity Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination of this Agreement, Bank's lien on the Collateral shall remain in effect for so long as any Obligations are outstanding, or until Borrower has made the payment provided for in Section 2.8 hereof.

        2.8 Take-Out. Bank agrees that at any time on or before December 31, 1999, notwithstanding anything to the contrary in the Loan Documents, the Borrower shall have the absolute right to fully and completely satisfy the entire outstanding Obligations due and owing under the Loan Documents by payment to the Bank of an amount equal to the sum of: (x) the outstanding principal amount of the outstanding Credit Extension under the Loan Documents; plus (y) accrued and unpaid interest on the outstanding Advances at the rates provided for in Section 2.2(b) hereof accrued through the date of payment, including, without limitation, the Deferred Interest and the Deferred Current Interest, plus (z) Bank Expenses up to a maximum of $60,000 if, and only if, an Event of Default has occurred and is continuing as a result of: (i) the Borrower's nonpayment of the principal amount of the Credit Extensions when due; (ii) the Borrower's nonpayment of interest on outstanding Advances when due; (iii) the commencement by the Borrower or any material Subsidiary of an Insolvency Proceeding; (iv) the commencement against the Borrower or any material Subsidiary of an Insolvency Proceeding and such involuntary Insolvency Proceeding is not dismissed or stayed within thirty (30) days; or (v) any seizure or takeover by a regulatory agency, receiver, custodian, trustee or similar entity of Borrower or any material Subsidiary or any material assets of any of them, and upon such payment the Bank's Lien on the Collateral shall terminate.

3.      CONDITIONS OF LOANS

        3.1 Conditions Precedent to Effectiveness of Agreement. Upon satisfaction of the conditions precedent set forth below, this Agreement shall amend and restate the Original Agreement in its entirety. The obligation of Bank to waive any or all defaults or Events of Default of Borrower existing as of the date hereof and the effectiveness of this Agreement are subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                (a) this Agreement;

                (b) a certificate of the Secretary of Borrower with respect to its certificate of incorporation, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

                (c) the Deed of Trust;

                (d) the Security Agreement;

                (e) review and approval by Bank of the Hancock Amendment;

                (f) the Intercreditor Agreement;

                (g) the Negative Pledge;

                (h) evidence satisfactory to Bank that the PCD Notes that are made payable to Borrower have been endorsed and delivered to the Collateral Agent as security for the benefit of the Bank and Hancock;

                (i) financing statements (Forms UCC-1);

                (j) insurance certificate;

                (k) payment of the principal, interest, and Bank Expenses due on the Closing Date as specified in Section 2 hereof;

                (l) An opinion of Borrower as to (i) the legal existence and corporate power and authority of the Borrower, (ii) the due authorization, execution, delivery and enforceability of the Loan Documents, (iii) the absence of conflicts with or creation of liens under applicable laws in connection therewith and (iv) the absence of any required governmental caveat in connection therewith, in form and substance satisfactory to Lender; and

                (m) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

4.      CREATION OF SECURITY INTEREST

        4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Subject to the relative priorities of Bank and Hancock under the Intercreditor Agreement, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Borrower acknowledges that Bank may place a "hold" on any Deposit Account pledged as Collateral to secure the Obligations. Notwithstanding termination of this Agreement, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding or until Borrower has made the payment provided in Section 2.8 hereof.

        4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfecting Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

        4.3 Right to Inspect. Bank (through any of its officers, employees or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test and appraise the Collateral in order to verify Borrower's financial condition or the amount of, condition of, or any other matter relating to, the Collateral.

5.      REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

        5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

        5.2 Due Authorization; No Conflict. The execution, delivery and performance of the Loan Documents are within Borrower's powers, have been duly authorized and are not in conflict with nor do they constitute a breach of any provision contained in Borrower's Articles/Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Except as disclosed in the Schedule, Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

        5.3 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

        5.4 [Reserved]

        5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

        5.6 [Reserved]

        5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business, and will not without at least thirty
(30) days' prior written notice to Bank do business, under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

        5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending, or, to Borrower's knowledge, threatened by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

        5.9 No Material Adverse Change in Financial Statements. The consolidated financial statements related to Borrower and any Subsidiary delivered by Borrower to Bank for the fiscal year ending December 31, 1998 and the quarter ending March 31, 1999 fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank on or about the Closing Date.

        5.10 Solvency. The fair saleable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

        5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

        5.12 Environmental Condition. None of Borrower's or any Subsidiary's properties (including with specificity the Anaheim Property) or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the release or other disposition of hazardous waste or hazardous substances into the environment.

        5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed on a timely basis, and have paid, or have made adequate provision, for the payment of all taxes reflected therein.

        5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

        5.15 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted.

        5.16 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.      AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

        6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

        6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

        6.3 Financial Statements, Reports and Certificates.

               6.3.1 Borrower shall deliver to Bank: (a) within five (5) days of filing, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (collectively, the "SEC Reports"); (b) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (c) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (d) within thirty (30) days after the end of each month, company-prepared consolidated financial statements with respect to such month (the "Monthly Reports").

        Within five (5) days after the filing of the SEC Reports and concurrently with delivery of the Monthly Reports, Borrower shall deliver to Bank a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto for the period then ended.

               6.3.2  Borrower shall deliver to Bank:

                      (1) immediately upon receipt copies of: (i) any notice of intent to audit received from any regulatory authority; (ii) correspondence from any regulator questioning any financial reports and any notices of default under any statutory and regulatory regime; and
        (iii) any notices of termination of authority from any regulatory authority and any Borrower responses to any of the foregoing;

                      (2) on or before the last business day of each month, the prior month's consolidated balance sheets and consolidated income statements prepared in accordance with GAAP; and

                      (3) on or before Friday of each week commencing with Friday, May 28, 1999, a consolidated twenty-six (26) week rolling cash flow report, which shall include a comparison of the budget for the prior week and the actual results for the prior week.

        Bank shall have a right from time to time hereafter to audit Borrower's Accounts at Borrower's expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

        6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than $50,000.

        6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability and local, state and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is (i) contested in good faith by appropriate proceedings, (ii) is reserved against (to the extent required by GAAP) by Borrower and (iii) no lien other than a Permitted Lien results.

        6.6 Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

               (b) All such policies of insurance shall be in such form, with such companies rated A-1, and in such amounts as are reasonably satisfactory to Bank, and that the current insurance amount of $5,000,000 regarding personal property is acceptable as of the date hereof, with the understanding that future events affecting Borrower may cause Bank to reevaluate such amount from time to time. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days' notice to Bank before canceling its policy for any reason. At Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

        6.7 [Reserved].

        6.8 Current Ratio. Commencing with the fiscal quarter ending June 30, 1999 and continuing thereafter, Borrower shall, on a consolidated basis, maintain, as of the last day of each fiscal quarter, a ratio of Current Assets to Current Liabilities of at least 1.0 to 1.0.

        6.9 Debt-Net Worth Ratio. Commencing with the fiscal quarter ending June 30, 1999 and continuing thereafter, Borrower shall, on a consolidated basis, maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities less Subordinated Debt to Stated Net Worth plus Subordinated Debt of not more than 2.7 to 1.0.

        6.10 Stated Net Worth. Commencing with the fiscal quarter ending June 30, 1999 and continuing thereafter, Borrower shall, on a consolidated basis, maintain, as of the last day of each fiscal quarter, a Stated Net Worth of not less than $20,000,000 plus fifty percent (50%) of Borrower's positive, quarterly consolidated net income starting with the period ending March 31, 1999.

        6.11 EBITA/Interest Expense Ratio. Commencing with the fiscal quarter ending June 30, 1999 and continuing thereafter, Borrower shall, on a consolidated basis, maintain, as of the last day of each fiscal quarter, a ratio of Consolidated EBITA to Consolidated Interest Expense, with respect to the most recent four (4) fiscal quarter period [taken as a single accounting period], of not less than 1.00 to 1.0; provided, however, for the fiscal quarters ending June 30, 1999 and September 30, 1999 the measuring period shall commence with the fiscal quarter ending March 31, 1999 and thus will be calculated with respect to the most recent two (2) fiscal quarter period and the most recent three (3) fiscal quarter period, respectively.

        6.12 Treatment of Deferred Current Interest and Attorneys' Fees and Sale of PCD Notes and/or Other Notes. For purposes of determining Borrower's compliance with Sections 6.8, 6.9, 6.10, and 6.11 hereof, all Deferred Interest, Deferred Current Interest and Closing Expenses, and the expenses and interest paid to Hancock pursuant to paragraphs 2a(ii), 2(d) and 5(f) of the Hancock Amendment shall be added back into Consolidated Net Income, Consolidated EBITA and Stated Net Worth. For purposes of determining Borrower's compliance with Sections 6.8, 6.9, 6.10 and 6.11 hereof, if the PCD Notes or the Other Notes are sold, in whole or in part, (i) in compliance with the Minimum Release Price; or
(ii) with the written consent of the Lender, Hancock and the Collateral Agent, then the effect of such a sale of the PCD Notes or the Other Notes shall not be taken into account and the calculations and measurements required to determine Borrower's compliance with Sections 6.8, 6.9, 6.10 and 6.11 hereof shall be made as if the PCD Notes or the Other Notes had not been sold.

        6.13 Further Assurances. At any time and from time to time Borrower and Bank shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank and Borrower, respectively, to effect the purposes of this Agreement.

        6.14 Sale of PCD Notes. Borrower shall use reasonable efforts to cause the PCD Notes to be offered for sale and, if sold, Borrower shall use reasonable efforts to cause, subject to applicable regulatory approval, within thirty (30) days of such a sale, the Guards PCD Notes Proceeds to be received by Borrower as a result of a transfer, distribution, loan or dividend from Guards to Borrower; provided, however, Borrower shall have no obligation to sell the PCD Notes, in whole or in part, for less than the Minimum Release Price unless Lender, Hancock and the Collateral Agent consent in writing to a sale of the PCD Notes, in whole or in part, for less than the Minimum Release Price.

        6.15 Sale of Other Notes. Borrower shall use reasonable efforts to cause the Other Notes to be offered for sale and, if sold, Borrower shall use reasonable efforts to cause, subject to applicable regulatory approval, within thirty (30) days of such a sale, the Other Notes Proceeds to be received by Borrower as a result of a transfer, distribution, loan or dividend from Guards to Borrower; provided, however, Borrower shall have no obligation to sell the Other Notes, in whole or in part, for less than the Minimum Release Price unless Lender, Hancock and the Collateral Agent consent in writing to sale of the Other Notes, in whole or in part, for less than the Minimum Release Price.

        6.16 Sale of Anaheim Property. Borrower has accepted an offer (the "Offer") from Roberto Brutoco ("Brutoco") to purchase the Anaheim Property. Subject to paragraph 2.3(f) hereof, upon the closing of the sale of the Anaheim Property to Brutoco, Borrower shall cause fifty percent (50%) of the $500,000 of cash to be provided by the Brutoco under the Offer to be paid to Bank to reduce the outstanding principal Credit Extensions hereunder. In addition, Borrower will deliver to the Collateral Agent, as security for the benefit of Bank and Hancock, the $500,000 note to be provided by Brutoco under the Offer and secured by a first deed of trust against the Anaheim Property. All payments of principal and interest paid on the $500,000 Note will be paid directly to the Collateral Agent and applied fifty percent (50%) to Bank and fifty percent (50%) to Hancock to reduce the outstanding principal Credit Extensions hereunder and the Hancock Debt, respectively. Upon the closing of the sale of the Anaheim Property to a buyer other than Brutoco, Borrower shall transfer to the Collateral Agent, as security for the benefit of Bank and Hancock, the net cash proceeds from the sale in excess of the first $2.5 million of net cash proceeds, which shall be applied fifty percent (50%) to Bank and fifty percent (50%) to Hancock to reduce the outstanding principal Credit Extensions hereunder and the Hancock Debt, respectively, and will transfer to the Collateral Agent, as security for the Benefit of Bank and Hancock, all non-cash proceeds, provided Borrower retains the first $2.5 million of net proceeds.

        6.17 Chief Financial Officer, Outside Consultant. Within two weeks of the effective date of this Agreement, Borrower shall retain an executive search firm to identify candidates for the position of Chief Financial Officer. Borrower will use its best efforts to hire a Chief Financial Officer. Within two weeks of the effective date of this Agreement, Borrower shall retain an outside consultant with healthcare experience to provide the Borrower with financial reporting and financial analysis support. The consultant will be employed by Borrower through the date a new Chief Financial Officer commences employment with Borrower.

        6.18 Regulatory Approvals. After the Closing Date, Borrower shall use reasonable efforts under the facts and circumstances then presented, including, without limitation, whether it is appropriate to the financial affairs of the Borrower and its Subsidiaries to attempt to obtain regulatory approval for the transfer to Borrower of the PCD Notes or the Other Notes made payable to Guards, to attempt to obtain regulatory approval of such a transfer. If Borrower obtains such regulatory approval, upon the receipt by Borrower of the PCD Notes or the Other Notes made payable to Guards, Borrower shall deliver such notes to the Collateral Agent, endorsed to the Collateral Agent as security for the benefit of the Bank and Hancock, and such notes will constitute additional Collateral hereunder.

7.      NEGATIVE COVENANTS

        Borrower covenants and agrees that so long as any Credit Extension hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following without the written consent of Bank (and, in connection therewith, Bank agrees to use reasonable efforts to respond to any such consent request by Borrower within a reasonable time period with the understanding that such agreement does not mean or imply that such consent will be granted).

        7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers: (a) of inventory in the ordinary course of business; (b) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) that constitute payment of normal and usual operating expenses in the ordinary course of business; (d) of worn-out or obsolete Equipment; or (e) of the Anaheim Property, the PCD Notes and the Other Notes and the distribution of the proceeds from any such Transfer pursuant to Sections 6.14, 6.15 and 6.16 hereof to the Bank and Hancock, and the retention by Borrower of any balance thereto, pursuant to Section 2.3 hereof.

        7.2 Changes in Business, Ownership, Management or Business Locations. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a change in Borrower's ownership of greater than forty percent (40%) or the Chairman of the Board, the President and Chief Executive Officer of Borrower change after the date hereof. Borrower will not, without at least thirty (30) days' prior written notification to Bank, relocate its chief executive office, any new offices or business locations.

        7.3 Mergers or Acquisitions. Except as set forth in the Schedule, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that Borrower or any of its Subsidiaries may merge or consolidate with another corporation if Borrower or Borrower's Subsidiary is the surviving corporation in the merger and the aggregate value of the assets acquired in the merger does not exceed twenty-five (25%) of Borrower's tangible net worth or the Subsidiary's tangible net worth, as applicable, as of the end of the month prior to the effective date of the merger, and the assets of the corporation acquired in the merger are not subject to any liens or encumbrances, except Permitted Liens. Tangible net worth shall be determined in accordance with GAAP, consistently applied.

        7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

        7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, including, without limitation, (a) the real property of Borrower commonly known as 505 North Euclid Street, Anaheim, California 92801 except as provided in Section 6.16 hereof and except for the SafeHealth Priority Payment; or (b) any stock or other equity interest of any of the Subsidiaries of Borrower; or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

        7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock.

        7.7 Investments; Loans; Guarantees. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or make any loans of any money or any other assets to any Person, or guarantee or otherwise become liable with respect to the obligations of any other Person.

        7.8 Transactions with Affiliates. Except for the transactions described in Sections 6.14, 6.15 and 6.16 hereof, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

        7.9 [Reserved]

        7.10 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

        7.11 Inventory. Store the Inventory with a bailee, warehouseman or similar party unless Bank has received a pledge of any warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

        7.12 Compliance. Become an "investment company" or a company controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose; fail to meet the minimum funding requirements of ERISA; permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral; or permit any of its Subsidiaries to do any of the foregoing.

8.      EVENTS OF DEFAULT

        Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

        8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations;

        8.2 Covenant Default.

               (a) If Borrower fails to perform any obligation under Sections 6.3, 6.6, 6.8, 6.9, 6.10, 6.11, 6.13, 6.14, 6.15, 6.16, 6.17, or 6.18 or
        violates any of the covenants contained in Article 7 of this Agreement, or

               (b) If Borrower fails or neglects to perform, keep or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, in any of the Loan Documents or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten
        (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;

        8.3 Material Adverse Change. If after the date hereof there (a) occurs a material adverse change in the business, operations or condition (financial or otherwise) of Borrower or a material Subsidiary; (b) is a material impairment of the prospect of repayment of any portion of the Obligations; or (c) is a material impairment of the value or priority of Bank's security interests in the Collateral;

        8.4 Attachment. If any material portion of Borrower's or a material Subsidiaries' assets is attached, seized, subjected to a writ or distress warrant, is levied upon or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower or any material Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's or a material Subsidiaries' assets, or if a notice of lien, levy or assessment is filed of record with respect to any of

Borrower's or a material Subsidiaries' assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or governmental agency, and the same is not paid within ten (10) days after Borrower or a material Subsidiary receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower or a material Subsidiary;

        8.5 Insolvency. If Borrower or any material Subsidiary becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower or any material Subsidiary, or if an Insolvency Proceeding is commenced against Borrower or any material Subsidiary and is not dismissed or stayed within thirty
(30) days;

        8.6 Other Agreements. Except for the agreements specified in the Schedule, if there is a default in any agreement to which Borrower or a material Subsidiary is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness (including without limitation the Hancock Debt) in an amount in excess of $500,000 or that could have a Material Adverse Effect;

        8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

        8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower or a material Subsidiary and shall remain unsatisfied and unstayed for a period of ten (10) days;

        8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate or writing delivered to Bank by Borrower or any Person acting on Borrower's behalf pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

        8.10 Guaranty. Any guaranty of all or a portion of the Obligations ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any guaranty of all or a portion of the Obligations, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any guaranty of all or a portion of the Obligations or in any certificate delivered to Bank in connection with such guaranty, or any of the circumstances described in Sections 8.4, 8.5 or 8.8 occur with respect to any Guarantor.

        8.11 Seizure. Any seizure or takeover by a regulatory agency, receiver, custodian, trustee or similar entity of Borrower or any material Subsidiary or any material asset(s) of any of them.

9.      BANK'S RIGHTS AND REMEDIES

        9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

               (b) [RESERVED]

               (c) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

               (d) [Reserved];

               (e) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

               (f) Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's premises, Borrower hereby grants Bank a license to enter such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity or otherwise;

               (g) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

               (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

               (i) Sell the Collateral, at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises), as Bank determines is commercially reasonable, and apply the proceeds thereof to the Obligations in whatever manner or order it deems appropriate;

               (j) Bank may credit bid and purchase at any public sale or at any private sale as permitted by law; and

               (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

        9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors; (d) make, settle and adjust all claims under, and decisions with respect to, Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated, or until Borrower has made the payment provided for in Section 2.8 hereof.

        9.3 Accounts Collection. Upon the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee and if requested or required by Bank, immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

        9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement,. then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

        9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

        9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative. Bank shall have all other rights and remedies not expressly set forth herein as provided under the Code, by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

        9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of accounts, documents, instruments, chattel paper and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.     NOTICES

        Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

        If to Borrower       SafeGuard Health Enterprises, Inc.
                             95 Enterprise
                             Aliso Viejo, California 92656
                             Attn: Ronald I. Brendzel, Esq.
                             FAX: 949-425-4586

        If to Bank           Silicon Valley Bank
                             18872 MacArthur Boulevard, Suite 100
                             Irvine, California 92715
                             Attn: Manager
                             FAX: 949-474-7892

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.     CHOICE OF LAW AND VENUE; JURY WAIVER

        The Loan Documents shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Orange, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.     GENERAL PROVISIONS

        12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

        12.2 Indemnification. Borrower shall indemnify, defend, protect and hold harmless Bank and its officers, employees and agents against: (a) all obligations, demands, claims and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred or paid by Bank as a result of or in any way arising out of, following or consequential to transactions between Bank and Borrower whether under the Loan Documents or otherwise (including, without limitation, reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

        12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

        12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        12.5 Amendments in Writing; Integration. This Agreement cannot be amended or terminated except by a writing signed by Borrower and Bank. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

        12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

        12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or until Borrower has made the payment provided for in Section 2.8 hereof. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in
Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

        12.8 Waiver of Existing Defaults. Bank hereby waives any and all defaults or "Events of Default" (as defined in the Original Agreement) existing on the date hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       SAFEGUARD HEALTH ENTERPRISES, INC.


                                       By:    /s/
                                              ---------------------------------
                                       Title:
                                              ---------------------------------


                                       By:    /s/
                                              ---------------------------------
                                       Title:
                                              ---------------------------------


                                       SILICON VALLEY BANK


                                       By:    /s/
                                              ---------------------------------
                                       Title:
                                              ---------------------------------